Exhibit 99.1

For Immediate Release	Media Contact:	Kerrie Cohen
212-526-4092

HERBERT (BART) H. MCDADE III NAMED

PRESIDENT AND CHIEF OPERATING OFFICER

IAN LOWITT NAMED
CHIEF FINANCIAL OFFICER

NEW YORK, June 12, 2008 — Lehman Brothers, the global investment bank, today announced that Herbert (Bart) H. McDade III will succeed Joseph Gregory as president and chief operating officer of the Firm, and Ian Lowitt will succeed Erin Callan as the Firm’s chief financial officer. Mr. Lowitt will join the Firm’s Executive Committee. These management changes are effective immediately.

“Bart, who has been my partner for 25 years and has proven himself to be the Firm’s best operator, is the right individual to take on this responsibility and lead the Firm to the next level. His experience in both Fixed Income and Equities Capital Markets will benefit the Firm, especially during these challenging times,” said Richard S. Fuld, Jr., Lehman Brothers’ chairman and chief executive officer.

“Joe has been my partner for over 30 years and has been a driving force behind who we are today and what we have achieved as a Firm. This has been one of the most difficult decisions either of us has ever had to make,” Mr. Fuld continued.

Ms. Callan, who has served as the Firm’s chief financial officer since December 2007, will be rejoining the Investment Banking Division in a senior capacity.

Prior to his appointment as president and chief operating officer, Mr. McDade, 48, was the global head of the Firm’s Equities Division, a position he has held since June 2005. He served as global head of the Fixed Income Division from 2002 to 2005 and as co-head of the Fixed Income Division from 2000 to 2002. He is a member of Lehman Brothers’ Executive Committee. Mr. McDade joined the Firm in 1983 in Corporate Bond Trading. He was named head of the Firm’s Corporate Bond Department in 1991. In 1998, he was named global head of Debt Capital Markets in the Investment Banking Division. Mr. McDade received a B.A. from Duke University and an M.B.A. from the University of Michigan.

Since October 2006, Mr. Lowitt, 44, has been the Firm’s Co-CAO. In this role, he was responsible for the global oversight of Corporate Real Estate, Expense and Sourcing Services, Finance, Operations, Productivity and Process Improvement, Risk Management, and Technology. Prior to his Co-CAO position, Mr. Lowitt was the CAO of Lehman Brothers Europe. He has also served as global treasurer and global head of Tax. Before becoming global treasurer, he was the Firm’s head of Strategy and Corporate Development. Mr. Lowitt joined Lehman Brothers in 1994 from McKinsey & Company. Mr. Lowitt has a B.Sc. and an M.Sc. from the University of the Witwatersrand. He also has a B.A. and an M.Sc. from the University of Oxford, which he attended as a Rhodes Scholar.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity. The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world. For further information about Lehman Brothers’ services, products and recruitment opportunities, visit the Firm’s Web site at www.lehman.com.

Lehman Brothers Inc. Member SIPC.

# # #